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                                                      Registration No. 333-35403

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8

                         Post Effective Amendment No. 1
                                       to
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                              --------------------

                               ARVINMERITOR, INC.
                     (successor to Meritor Automotive, Inc.)
             (Exact name of registrant as specified in its charter)

           INDIANA                                         33-3354643
(State of other jurisdiction of             (I.R.S. Employer Identification No.)
  incorporation or organization)

                              --------------------

   2135 West Maple Road
     Troy, Michigan                                        48084-7186
(Address of principal executive offices)                   (Zip Code)

                              ---------------------

                      MERITOR AUTOMOTIVE, INC. SAVINGS PLAN

                              (Full title of Plan)

                              ---------------------

                            Vernon G. Baker, II, Esq.
                             Senior Vice President,
                          General Counsel and Secretary
                               ArvinMeritor, Inc.
                              2135 West Maple Road
                            Troy, Michigan 48084-7186
                                 (248) 435-1000
           (Name, address, and telephone number, including area code, of agent for service)


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                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


         Meritor Automotive, Inc. ("Meritor"), a Delaware corporation, merged into ArvinMeritor, Inc. ("ArvinMeritor"), an Indiana corporation, effective at 11:59 p.m. on July 7, 2000, pursuant to and in compliance with statutory provisions of the states of Delaware and Indiana. The merger was approved by the stockholders of Meritor at a special meeting for which proxies were solicited pursuant to section 14(a) of the Securities Exchange Act of 1934, as amended. Immediately prior to the merger, ArvinMeritor had no assets or liabilities other than nominal assets or liabilities. Pursuant to the statutory provisions under which the merger was effected, ArvinMeritor acquired all of the assets and assumed all of the liabilities and obligations of Meritor, including all of Meritor's liabilities and obligations under the Meritor Automotive, Inc. Savings Plan ("Plan").

         ArvinMeritor, a successor issuer for purposes of Rule 414 under the Securities Act of 1933, as amended, files this Post-Effective Amendment No. 1 to Meritor's Registration Statement on Form S-8 (Registration No. 333-35403) ("Registration Statement") pursuant to the provisions of Rule 414(d). ArvinMeritor hereby expressly adopts the Registration Statement as its own registration statement for all purposes under the Securities Act, and amends the Registration Statement in the respects stated below.

         Upon the effectiveness of the merger, holders of shares of the common stock, $1 par value, of Meritor had the right to exchange each such share for
 .75 shares of the common stock, $1 par value, of ArvinMeritor. Because of this conversion and exchange:

         - Meritor common stock held by the Plan trustee was converted to ArvinMeritor common stock at the above exchange ratio;

         - in the future, ArvinMeritor common stock will be issued under the Plan instead of Meritor common stock, and the Meritor stock investment funds will become ArvinMeritor stock investment funds; and

         - the total number of shares of Meritor common stock registered under the Registration Statement (1,500,000) was multiplied by .75 to determine the total number of registered shares of ArvinMeritor common stock (1,125,000);

         The following items of the Registration Statement are also amended in the respects noted below.


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Item 3.  Incorporation of Documents by Reference.

         The following portion of a document, which has been filed with the Securities and Exchange Commission, is incorporated herein by reference and made a part hereof:

         The information under the heading "Description of Combined Company Capital Stock" in ArvinMeritor's Registration Statement on Form S-4, as amended (Registration Statement No. 333-36448) (Form S-4).


Item 6.  Indemnification of Directors and Officers

         The Indiana Business Corporation Law permits indemnification of officers, directors, employees and agents against liabilities and expenses incurred in proceedings if the person acted in good faith and reasonably believed that (1) in the case of conduct in the person's official capacity with the corporation, that the person's conduct was in the corporation's best interests, and (2) in all other cases, that the person's conduct was at least not opposed to the corporation's best interests. In criminal proceedings, the person must either have reasonable cause to believe the conduct was lawful or must have had no reasonable cause to believe that the conduct was unlawful. Unless the articles of incorporation provide otherwise, indemnification is mandatory in two instances: (1) a director successfully defends himself in a proceeding to which he or she was a party because he or she is or was a director of the corporation, or (2) it is ordered by a court.

         Section 8.06 of ArvinMeritor's Restated Articles of Incorporation provides for indemnification of directors and officers. Section 8.06 provides that to the extent permitted under the Indiana Business Corporation Law and the ArvinMeritor By-Laws, ArvinMeritor will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, formal or informal, by reason of the fact that such person is or was a director, officer, employee or agent of ArvinMeritor, or is or was serving at the request of ArvinMeritor as a director, officer, employee, agent, partner, trustee or member or in another authorized capacity of or for another corporation, unincorporated association, business trust, estate, partnership, trust, joint venture, individual or other legal entity, whether or not organized or formed for profit, against expenses (including attorney's fees) and judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action. ArvinMeritor will pay, in advance of the final disposition of an action, the expenses reasonably incurred in defending such action by a person who may be entitled to indemnification.


Item 8.  Exhibits

         4(a)     Restated Articles of Incorporation of ArvinMeritor (filed as
                  Exhibit 4.01 to the Form S-4 and incorporated herein by reference).

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         4(b)     By-laws of ArvinMeritor (filed as Exhibit 4.02 to the Form S-4 and incorporated herein by reference).

         4(c) Rights Agreement, dated as of July 3, 2000, between ArvinMeritor and EquiServe Trust Company, N.A., as rights agent (filed as Exhibit 4.03 to the Form S-4 and incorporated herein by reference).

         24 Power of Attorney authorizing certain persons to sign this post-effective amendment to the Registration Statement.


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                                   SIGNATURES

         THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, Michigan, on the 10th day of July, 2000.


                                                ARVINMERITOR, INC.



                                                By: /s/ Vernon G. Baker, II
                                                   -----------------------------
                                                   Vernon G. Baker, II
                                                   Senior Vice President,
                                                   General Counsel and Secretary

         Pursuant to the requirements of the Securities act of 1933, this post-effective amendment to the registration statement has been signed on the 10th day of July, 2000, by the following persons in the capacities indicated:

Signature                                                        Title
---------                                                        -----
Larry D. Yost*                                       Chairman of the Board and
                                                     Chief Executive Officer (principal
                                                     executive officer) and Director

Joseph B. Anderson, Jr., Donald R. Beall,            Directors
Steven C. Beering, Rhonda L. Brooks,
John J. Creedon, Joseph P. Flannery,
Robert E. Fowler, Jr., William E. George, Jr.,
Richard W. Hanselman, Charles H. Harff,
V. William Hunt,Don J. Kacek, Victoria B.
Jackson, James E. Marley, James E. Perrella,
Harold A. Poling, and Martin D. Walker*

Thomas A. Madden*                                    Senior Vice President and
                                                     Chief Financial Officer
                                                     (principal financial officer)

William M. Lowe*                                     Vice President and Controller
                                                     (principal accounting officer)
*By: /s/ Vernon G. Baker, II
    --------------------------------------
    (Vernon G. Baker, II, attorney-in-fact)


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         THE PLAN. Pursuant to the requirements of the Securities act of 1933, the Plan has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on the 10th day of July, 2000.



                                        MERITOR AUTOMOTIVE, INC.
                                        SAVINGS PLAN



                                        By: /s/ Richard D. Greb
                                           -------------------------------------
                                           (Richard D. Greb, Plan Administrator)


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